KABANI & COMPANY, INC.
Certified Public Accountants
6033 West Century Blvd., Suite 810, Los Angeles, CA 90045

Phone (310) 694-3590
Fax (310) 410-0371
www.kabanico.com

March 28, 2008

Office of the Chief Accountant
SECPS Letter File
Mail Stop 9-5
Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

Re: Material Technologies, Inc.

File No. 33-23617

We have read the statements that we understand Material Technologies, Inc. will include under Item 4.01 of the Form 8-K report, dated March 28, 2008, it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.01.

Very truly yours,

Kabani & Company, Inc.